Exhibit 10.103

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into by and between John Kozlowski (as used herein, “Executive” includes John Kozlowski and his legal representatives, spouse, agents, heirs, executors, administrators, successors and assigns), and Lannett Company, Inc., its divisions, parents, subsidiaries, affiliates or related companies, its and their past, present and future officers, directors, shareholders, trustees, insurers, attorneys, legal representatives, employees and agents and all of its and their respective heirs, executors, administrators, successors and assigns and benefit plans (hereinafter, “Company”), for the following purpose and with reference to the following facts:

WHEREAS, Executive is employed by Company as its Vice President and Chief Financial Officer (“CFO”);

WHEREAS, the parties entered into an Employment Agreement on October 26, 2017, as amended (the “Employment Agreement”);

WHEREAS, Executive received a retention bonus payment dated October 14, 2022 (“Retention Bonus”), that (i) required repayment if Executive voluntarily terminated his employment prior to October 14, 2025 (calculated based on the date of termination), and (ii) provided for full vesting of the retention bonus if Executive was terminated by the Company without Cause1 prior to October 14, 2025;

WHEREAS, the Company has determined that it is in its best interest to terminate Executive without Cause effective on May 16, 2023;

1 Initialized capital terms shall have the same meaning as set forth in the Employment Agreement.

WHEREAS, pursuant to the Employment Agreement, the termination without Cause triggers Executive’s right to certain benefits as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the undersigned agree as follows:

1.            Effective Date of Agreement: This Agreement shall only become effective and enforceable once it is signed by both parties hereto and a separate release in the form set forth in pargaraphs 4 and 5 is signed on or after May 16, 2023; and Executive does not revoke this Agreement within the seven-day revocation period set forth in Paragraph 6(f) below (the eighth calendar day after the day Executive executes this agreement, “Effective Date”).

2.            Termination Date: Executive’s separation from Company shall be effective May 16, 2023 (the “Termination Date”). Executive agrees not to hold himself out as a partner, member, manager, director, officer, employee, or as otherwise affiliated with Company, (including on social media) after the Termination Date.

3.            Separation Pay and Benefits: In addition to the benefits set forth in paragraph 9(a) of the Employment Agreement, Company shall provide the following payments and benefits set forth in Paragraphs 3(a) through (f) below (collectively, the “Separation Benefits”) to Executive in exchange for Executive’s execution of the Releases set forth in Paragraphs 4 and 5 below and a separate release in substantially the same form is signed on or after May 16, 2023. The parties agree that Executive must execute this Agreement and a separate release in substantially the same form as paragraphs 4 and 5 on or after May 16, 2023, and prior to receiving the Separation Benefits (which payments and benefits are contingent upon (i) Executive’s non-revocation of this Agreement, (ii) Executives continued compliance with this Agreement and the Continuing Obligations (as defined below) at all applicable times):

(a)            Company shall pay Executive a gross payment of Six Hundred and Ninety Six Thousand Seven Hundred and Ninety Five Dollars and no Cents ($696,795.00) (the “Severance Payment”), which is equivalent to eighteen (18) months of his final annual base salary (i.e. $464,530), net of applicable payroll deductions. Pursuant to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the Severance Payment shall be paid in equal monthly installments over a twelve (12) month period commencing at least six months and one day from the Effective Date, on the Company’s regularly scheduled payroll date following November 17, 2023, and with the remaining eleven (11) installments due and payable on the Company’s regularly scheduled payroll dates following December 17, 2023, January 17, 2024, February 17, 2024, March 17, 2024, April 17, 2024, May 17, 2024, June 17, 2024, July 17, 2024, August 17, 2024, September 17, 2024 and October 17, 2024, respectively (a schedule of monthly payments due hereunder is attached as Exhibit “A”). Executive understands that Form(s) W-2 will be issued to him for the Severance Payment received under this Paragraph 3(a);

(b)            Should Executive elect continuation coverage for medical, dental and/or vision coverage, as applicable, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company shall fund any premiums for COBRA coverage for an eighteen (18) month period following the Termination Date;

(c)            In the event the Company meets any of the goals set forth in the short term incentive (STI) plan in effect for fiscal year 2023, and determines in its discretion to pay cash bonuses to its employees, Executive shall be entitled to receive a pro rata portion (i.e., 10.5/12) of the cash bonus he would have received if he was still employed with the Company at the time of the payment of the cash bonuses (the “Bonus Payment”). Pursuant to Section 409A, the Bonus Payment, if paid, shall be paid on the next regularly scheduled Company payroll date following November 17, 2023;

(d)            Company agrees to pay Executive for his accrued, but unused, paid time off as of the Termination Date within thirty days of the Effective Date;

(e)            Company shall cause all of Company contributions to Executive’s 401K account to vest in full as of the Termination Date.

(f)            Company agrees Executive not not required to repay any portion of the Retention Bonus.

(g)            Executive acknowledges and agrees that the Separation Benefits above constitute consideration for the Releases set forth in Paragraphs 4 and 5 of this Agreement and a separate release to be signed on or after May 16, 2023, which collectively release (inter alia) any entitlement he may otherwise have had to receive: his base salary at the final annualized rate of $446,530.00 for a period of (12) months following the Termination Date; any bonus monies for which Executive may have been eligible pursuant to Company’s Executive Compensation Program, or any other discretionary or other bonus plans, had he remained employed with Company following the Termination Date; all outstanding stock options, restricted shares, and other similar awards issued to Executive pursuant to any Company Long-Term Incentive Plans or any other option, equity or incentive plan, whether vested or unvested (collectively, “Equity Awards”); premiums for continuation of health, dental and/or vision insurance benefits for Executive for a twelve (12) month period; and all unused, but accrued, paid time off. Executive acknowledges and agrees that Company shall have no further obligation to pay him any monies in connection with his employment with Company except as set forth in Paragraphs 3(a) through (f) above. In addition, Executive acknowledges and agrees that all outstanding Company stock options and/or restricted stock units (except as previously vested and/or vested and exercised pursuant to Paragraph 3(c) above) issued to Executive pursuant to any Equity Awards will be cancelled.

4.            Release: In exchange for Separation Benefits provided for in this Agreement, Executive hereby fully, forever, irrevocably and unconditionally releases, remises, settles and completely and finally discharges any and all claims and rights, known or unknown, which he had, now has, or hereafter may have against Company, its subsidiaries, parents and affiliates, and any of its benefit plans, or their respective predecessors, successors and assigns (as well as their respective past or present trustees, officers, directors, agents, representatives or employees and their respective successors and assigns, heirs, executors, and personal or legal representatives) (“Released Parties”), based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to, any events related to, arising out of or in connection with Executive’s employment with Company, his separation from employment, and/or his status as a shareholder and/or officer of Company through the Termination Date. Executive specifically waives, releases and gives up any and all claims arising from or relating to his employment and separation from Company based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to any claim which could be asserted now or in the future under (a) the common law, including but not limited to theories of breach of express or implied contract or duty, tort, defamation, or violation of public policy; (b) any policies, practices, or procedures of Company; (c) any federal, state and/or local statute or regulations, including but not limited to: the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 (e), et seq.; the Equal Pay Act, 29 U.S.C. § 206 (d), et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq. (collectively, “ADEA”) and/or the Pennsylvania Human Relations Act, as amended, 43 P.S. § 951 et seq.; (d) any contract of employment, express or implied, including, but not limited to, the Employment Agreement, including, but not limited to, any claim of breach of the Employment Agreement; (e) any provision of the Constitution or laws of the United States, the Commonwealth of Pennsylvania, or any other state, or the City of Philadelphia; (f) any and all claims related to Executive’s status as a shareholder and/or director of Company; (g) any and all claims or actions for attorneys’ fees; and (h) any provision of any other law, common or statutory, of the United States, Pennsylvania, or any other state. Nothing in this Agreement infringes on Executive’s ability to testify, assist or participate in an investigation, hearing or proceeding conducted by or to file a charge or complaint of discrimination with the U.S. Equal Employment Opportunity Commission or comparable state or local agencies. Executive agrees that should any class or collective action lawsuit in which he may be a participant be brought against the Company or the Released Parties, he will not act in any representative capacity in any way. Executive also agrees that if any action is pursued on his behalf or in his name by any governmental agency or otherwise, he foregoes, releases and will not seek any claims to personal injunctive relief or remuneration or monetary payment from the Company or any Released Party in connection with any such matter. Executive also acknowledges that as of the date of this Agreement he has not been denied any leave or benefit requested and has received appropriate pay by Company for all hours worked.

5.            Release of Age Discrimination Claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Executive acknowledges and agrees that he is waiving any claims against the Released Parties under the ADEA, and that:

(a)            he is receiving consideration which is in addition to anything of value to which he otherwise would have been entitled in the absence of executing and not revoking this Agreement;

(b)            he fully understands the terms of this Agreement, and is entering into it knowingly, freely and voluntarily without any coercion on the part of any person or entity;

(c)            he was given adequate time to consider this Agreement and all implications thereof and to freely and fully consult with and seek the advice of whomever he deemed appropriate and has done so;

(d)            he was advised in writing to consult an attorney before signing this Agreement;

(e)            he has been given twenty-one (21) calendar days within which to consider this Agreement before signing it; and

(f)            changes to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period;

(g)            he has seven (7) calendar days after executing this Agreement within which to revoke this Agreement. If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke. If Executive elects to revoke this Agreement, Executive agrees to notify Samuel Israel, Esquire, VP, Chief Legal Officer and General Counsel, at Lannett Company, Inc., 1150 Northbrook Drive, Suite 155, Trevose, PA 19053, in writing, sent by Certified Mail or electronic mail, of his revocation. Any determination of whether Executive’s revocation was timely shall be determined by the date of actual receipt by Samuel Israel, Esquire.

6.            Cooperation: Executive agrees to make himself available and to cooperate in any reasonable manner in providing assistance to Company and its internal and external auditors and counsel after the Termination Date, as follows: (1) in connection with the resolution of any and all investigations, litigations, subpoenas, charges and arbitrations, whether currently pending or initiated or issued following the Termination Date; and (2) in preparing Company’s annual audit and regulatory filings which cover, in whole or in part, any period on or prior to the Termination Date, including but not limited to Form 10-Qs and Form 10-Ks. It is agreed and understood by Company and Executive that, although such cooperation and assistance shall not unreasonably interfere with any subsequent employment obtained by Executive, Company shall reimburse Executive for any reasonable expenses (e.g., lodging, meals, transportation) incurred by Executive in connection with providing such cooperation and assistance but shall have no obligation to otherwise compensate Executive for said time other than as set forth in this Agreement.

7.            Employment Agreement. All provisions of the Employment Agreement that are intended to apply following Executive’s termination of employment shall continue to apply in accordance with their terms, including the following provisions of the Employment Agreement (collectively, the “Continuing Obligations”):

(a)            “Confidential Information.

a)	During Executive’s employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Company without the prior written consent of Company. “Confidential Information” includes, without limitation, financial information, related trade secrets (including, without limitation, Company’s business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, its research and development pipeline, market studies, customer and client lists, referral lists and other items relative to the business of Company. “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties.

b)	Executive hereby acknowledges and agrees that he has been notified that, notwithstanding any obligations in this Agreement, pursuant to Section 7 of the Defend Trade Secrets Act, Company shall not hold Executive criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Company shall also not hold Executive so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also acknowledges and agrees that she has been notified that individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.”

(b)            “Solicitation of Customers.

During his employment with Company and for a period of twelve (12) months after the termination of Executive’s employment, regardless of the reason for the termination (the “Non-Competition Period”), Executive shall not, whether directly or indirectly, for her own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company, in connection with those certain products being offered for sale by Company, or in its research and development pipeline or that of a joint venture to the extent that Company is funding in whole or in part that research and/or development, on the date of termination of Executive's employment (the “Restricted Products”) or otherwise attempt to provide services to any customer of Company in connection with the Restricted Products. Executive shall prevent such solicitation to the extent she has authority to prevent same and otherwise shall not interfere with the relationship between Company and its customers. Subject to paragraph 13 below, this provision shall not be interpreted to prohibit, prevent or otherwise impair Executive’s ability and right to seek and obtain employment from a competitor of Company, even if said competitor is currently selling products to Company's customers that are the same as Company products. While Executive shall be unrestricted in seeking to sell products to Company’s customers that are different than Company’s products, it is the intent of this Section to preclude Executive from having said competitor replace Company as a supplier of a product or otherwise take existing sales from Company for the period in question.”

(c)            “During his employment with Company and during the Non-Competition Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any Executive or agent of Company (“Solicited Person”), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an Executive or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents. For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the Term and/or who terminates such association with Company within a period of six (6) months after the termination of Executive's employment with Company.”

(d)            Non-Competition.

Without the written consent of the CEO, during her employment with Company and during the Non-Competition Period, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venture, executive, independent contractor, consultant, or in any other capacity:

a)	Engage, own or have any interest in;

b)	Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

c)	Furnish consultation or advice to; or

d)	Permit his name to be used in connection with;

Any person or entity engaged in a business in the United States or Canada which is engaged in the manufacture, distribution or sale of the Restricted Products or which otherwise competes with the business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date. Notwithstanding the foregoing, holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 13.”

(e)            “Disclosure and Ownership of Work Product and Information.

(1)            Executive agrees to disclose promptly to Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment by Company relating to the business of Company, or to the prospective business of Company, or which utilizes Company’s information or staff services (collectively, “Work Product”).

(2)            Work Product created by Executive within the scope of Executive’s employment, on Company time, or using Company resources (including but not limited to facilities, staff, information, time and funding), belongs to Company and is not owned by Executive individually. Executive agrees that all works of original authorship created during his employment are ‘works made for hire’ as that term is used in connection with the U.S. Copyright Act. To the extent that, by operation of law, Executive retains any intellectual property rights in any Work Product, Executive hereby assigns to Company all right, title and interest in all such Work Product, including copyrights, patents, trade secrets, trademarks and know-how.

(3)            Executive agrees to cooperate with Company, at Company’s expense, in the protection of Company’s information and the securing of Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after [Executive’s] employment with Company, and regardless of the fact of any employment with a new company.”

(f)	“Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses.

Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief. Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, Company is entitled to all money damages available under the law. If Executive violates this Agreement, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.”

(g)            “Indemnification.

To the fullest extent permitted by applicable law, subject to applicable limitations, including those imposed by the Dodd-Frank Wall Street Reform and Protection Act and the regulations promulgated thereunder, Company shall indemnify, defend, and hold harmless Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of Company or any affiliate of Company or in any other capacity in which Executive serves or has served at the request of, or for the benefit of, Company or its affiliates.  Company’s obligations under this Section shall be in addition to, and not in derogation of, any rights Executive may have against Company to indemnification or advancement of expenses, whether by statute, contract, [by-laws] or otherwise.”

In addition to the other remedies available to the Company, should Executive breach of the foregoing Continuing Obligations, Executive shall forfeit his right to the Separation Benefits and the Company shall have the right to recoup any an all such payments.

8.            Non-Disparagement: Executive agrees not to defame or disparage Company, its officers, directors and employee, or any of its products, services, policies, practices, finances, financial conditions, capabilities or other aspect of any of its businesses, in any medium to any person or entity without limitation in time. Notwithstanding this provision, Executive may confer in confidence with his legal representatives and make truthful statements in legal proceedings, depositions or as otherwise required by law.

9.            Complete Bar: Except as provided herein, Executive agrees that the parties released above in Paragraphs 4 and 5 and a separate release in substantially the same form signed on or after May 16, 2023, may plead this Agreement as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.

10.            Binding Effect: This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns, including any successor via merger or consolidation. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives. This Agreement is not assignable by Executive.

11.            Entire Agreement: This Agreement, including those provisions of the Employment Agreement recited in Paragraph 7 above that shall remain in full force and effect, contains the entire agreement among the parties, and may be modified only in a written document executed in the same manner as this Agreement, and no agreements, representations, or statements of any party not contained herein shall be binding on such party, except as set forth above. Notwithstanding the foregoing, the Confidentiality Agreement executed by Executive upon commencing employment with the Company also remain in full force and effect.

12.            Enforcement: Any party shall have the right specifically to enforce this Agreement, except for provisions which subsequently may be held invalid or unenforceable, and/or obtain money damages for its breach, including reasonable attorneys’ fees.

13.            Full Knowledge: Executive warrants, represents and agrees that in executing this Agreement, he does so with full knowledge of any and all rights which he may have with respect to the Released Parties.

14.            Representation: As a material condition to the entry into this Agreement, Executive represents and warrants that he is not aware of (i) any misconduct or violation of law by the Company or any of its officers, directors, or employees or (ii) any financial irregularity, accounting issues or reporting and disclosure issues on the part of the Company.

15.            No Reliance: Executive further states that she is not relying and has not relied on any representation or statement made by the Released Parties, or any of them, with respect to Executive’s rights or asserted rights.

16.            Advice of Counsel: Executive represents that he has had the opportunity to avail himself of the advice of counsel prior to signing this Agreement and is satisfied with his counsel’s advice and that she is executing the Agreement voluntarily and fully intending to be legally bound because, among other things, the Agreement provides valuable benefits to him which he otherwise would not be entitled to receive absent his execution of this Agreement. Each of the parties hereto has participated and cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party.

17.            Controlling Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

18.            Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original with respect to any party whose signature appears thereon and all of which shall together constitute one and the same instrument.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES THE CONTENTS OF THIS AGREEMENT AND THAT HE EXECUTES THE SAME VOLUNTARILY AND OF HIS FREE WILL.

IN WITNESS WHEREOF, expressly intending to be legally bound hereby, Executive and Company have executed this Agreement the dates indicated below.

Witness:	John Kozlowski

Date	Date

LANNETT COMPANY, INC.

By:
Timothy C. Crew
Chief Executive Officers

Date

EXHIBIT A

Schedule of Monthly Payments Due Under Paragraph 3(a)

November 24, 2023 - $58,066.25

December 22, 2023 - $58,066.25

January 19, 2024 - $58,066.25

March 1, 2024 - $58,066.25

March 29, 2024 - $58,066.25

April 26, 2024 - $58,066.25

May 24, 2024 - $58,066.25

June 21, 2024 - $58,066.25

July 19, 2024 - $58,066.25

August 30, 2024 - $58,066.25

September 27, 2024 - $58,066.25

October 25, 2024 - $58,066.25

Total - $696,795.00

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